Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees
MESABI TRUST
New York, New York

We have reviewed the accompanying condensed balance sheet of MESABI TRUST as of October 31, 2006, and the related condensed statements of income for the three-month and nine-month periods ended October 31, 2006 and 2005, respectively and the condensed statements of cash flows for the nine-month periods ended October 31, 2006 and 2005, respectively.  These financial statements are the responsibility of the Trust’s Trustees.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements, referred to above, for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of MESABI TRUST as of January 31, 2006, and the related statements of income and cash flows for the year then ended (not presented herein); and in our report dated April 7, 2006, we expressed an unqualified opinion on those financial statements.  In our opinion, the information set forth in the accompanying condensed balance sheet as of January 31, 2006, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
December 8, 2006